Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation of our report dated October 1, 2012 relating to the consolidated financial statements of Precision Optics Corporation, Inc. and subsidiaries for the year ended June 30, 2012 included in this Form 10-K, into the Company’s previously filed Registration Statement Nos. 333-110946, 333-128628, and 333-177330 on Form S-8.

/s/ Stowe & Degon LLC

October 15, 2012

Westborough, Massachusetts